Exhibit 10.1

AMENDED AND RESTATED

MASTER LOAN AGREEMENT

among

MACK-CALI REALTY, L.P., a Delaware limited partnership, and AFFILIATES OF MACK-CALI REALTY CORPORATION, a Maryland corporation, and MACK-CALI REALTY, L.P., a Delaware limited partnership, as listed on Exhibit A hereto, collectively, as Borrowers

and

MACK-CALI REALTY CORPORATION, a Maryland corporation, and MACK-CALI REALTY, L.P., a Delaware limited partnership, as Guarantors

and

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, and VPCM, LLC, as Lender

Dated as of January 15, 2010

AMENDED AND RESTATED MASTER LOAN AGREEMENT

THIS AMENDED AND RESTATED MASTER LOAN AGREEMENT is made as of January 15, 2010, by and among MACK-CALI REALTY, L.P., a Delaware limited partnership (“MCRLP”), and AFFILIATES OF MACK-CALI REALTY CORPORATION, a Maryland corporation, and MACK-CALI REALTY, L.P., a Delaware limited partnership, as listed on Exhibit A hereto (individually, a “Borrower” and collectively, “Borrowers”), MACK-CALI REALTY CORPORATION, a Maryland corporation (“MCRC”), and MACK-CALI REALTY, L.P., a Delaware limited partnership (individually and collectively, “Guarantor”), and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Prudential”), and VPCM, LLC, a Virginia limited liability company (“VPCM”) (collectively, “Lender”).

RECITALS:

WHEREAS, Prudential, and Guarantor, Borrowers and affiliates of Borrowers entered into that certain Amended and Restated Master Loan Agreement dated as of November 12, 2004 (the “Existing Loan Agreement”) relating to certain cross-collateralized and cross-defaulted loans in the aggregate original principal amount of $150,000,000.00 (the “Existing 2004 Loans”); and

WHEREAS, as of the date hereof, Prudential has assigned to VPCM a one half interest in and to the Existing 2004 Loans; and

WHEREAS, by that certain First Mortgage Loan Application Nos. 706 108 235 - 706 108 241, dated January 13, 2010 (the “Application”), Borrowers and Guarantor collectively have applied for the extension of those certain loans under the Existing Loan Agreement consisting of seven (7) individual loans (collectively, the “Loan”) in the aggregate loan amount of $150,000,000.00 (the “Aggregate Loan Amount”); and

WHEREAS, Lender, by that certain Loan Commitment Letter dated January _, 2010 (the “Commitment”), has committed to provide the extension of such financing in accordance with the Application; and

WHEREAS, the Loan is, pursuant to the terms of the Application, divided into seven (7) individual loans comprised of the Existing 2004 Loans as amended hereby (each, sometimes herein referred to as an “Individual Loan and collectively as the “Individual Loans”), to be made by Lender each in the amounts set forth on Exhibit B attached hereto and made a part hereof; and

WHEREAS, as set forth on Exhibit B attached hereto and made a part hereof, the existing loan amounts of the Existing 2004 Loans are reallocated among the cross-defaulted and cross-collateralized Existing 2004 Loans, with a reallocation of loan amounts among the new Individual Loans representing additional advances to certain Borrowers and corresponding reductions of loan amounts to other Borrowers, resulting in the new loan amounts for the Individual Loans as set forth on Exhibit B attached hereto; and

WHEREAS, notwithstanding the division of the Loan into seven (7) Individual Loans, certain terms, conditions and provisions of the Application and with respect to the Individual Loans relate to all of the Individual Loans in the aggregate, and the relationship of all of the Individual Loans to each other, including, but not limited to, provisions relating to cross-default between the Loans, cross-collateral issues relating to certain of the Loans, release provisions (including restrictions thereon and the requirement of repayment of Loan amounts outstanding in excess of Individual Loan amounts in the event release of an Individual Property is permitted), guaranty provisions and loan administration provisions (such terms are herein referred to as the “Master Loan Terms”); and

WHEREAS, all of the Borrowers are Affiliates of each other and Guarantors are the sole beneficial owners of each Borrower which is not also a Guarantor; and

WHEREAS, the Loan is to be secured by the Properties (as hereinafter defined) listed on Exhibit A attached hereto; and

WHEREAS, notwithstanding that the Loan is divided into seven (7) Individual Loans, Borrowers and Guarantor acknowledge that Lender would not make any of the Individual Loans, or less than all of the Individual Loans, pursuant to the provisions in the Application relating to the Individual Loans, without making all seven (7) Individual Loans in compliance with the terms of the Application and except in accordance with all the provisions set forth in this Agreement; and

WHEREAS, Borrowers acknowledge that the provisions set forth in this Agreement and otherwise set forth in the Loan Documents relating to cross-default, cross-collateralization and the other Master Loan Terms have resulted in more favorable economic terms for each Individual Loan to each individual Borrower, and that each Borrower would be unable to receive financing in the amount, or at the interest rate provided in the Notes, or otherwise under more favorable terms, than those set forth herein and, therefore, there exists direct and valuable consideration for each Borrower’s consent and agreement to the terms and provisions hereof; and

WHEREAS, Borrowers, Guarantor and Lender hereby wish to set forth certain agreements with respect to the Loan and the relationship between the Individual Loans, and to amend and restate the Existing Loan Agreement in its entirety.

AGREEMENTS

NOW, THEREFORE, Borrowers and Guarantor, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:

Section 1.                      DEFINITIONS AND RULES OF INTERPRETATION.

The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

“Affiliate” means, with respect to any Person (as hereinafter defined), (1) any other Person (as hereinafter defined) directly or indirectly controlling, controlled by or under common control with another Person, (2) any officer, director, partner or trustee of such Person, or in any joint venture or other business association with such Person, and (3) if such other Person is an officer, director, partner, trustee, joint venturer or business associate, any other Person for which such Person acts in any such capacity or who directs or controls the actions of such Person in such capacity.  The term “control” as used in this definition shall include, as to any Person, the ownership of ten percent (10%) or more of the legal or beneficial interest in such Person or the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” means this Amended and Restated Master Loan Agreement, including the Exhibits hereto.

“Application” is defined in the recitals hereto.

“Assignment of Rents” or “Assignments of Rents” means the Amended and Restated Assignments of Rents and Leases of even date herewith from Borrowers to Lender pursuant to which Borrowers have assigned the Leases and Rents as described therein.

“Borrowers” means the Borrowers listed on Exhibit A attached hereto and made a part hereof (and “Borrower” means any one of the Borrowers listed thereon).

“Business Day” means any day which is not a Saturday, Sunday, or federal legal holiday, and on which banking institutions in Newark, New Jersey are open for the transaction of business.

“Cash Management Agreement” means the Cash Management Agreements of even date herewith between Borrowers and Lender.

“Clearing Bank Deposit Account Control Agreement” means the Clearing Bank Deposit Account Control Agreements of even date herewith between Borrowers and Lender and Bank of America, N.A.

“Collateral” means all of the property, rights and interests of Borrower which are or are intended to be subject to the security interests, liens and mortgages created by the Security Documents.

“Commitment” is defined in the recitals hereto.

“Covenant Breach” is defined in the Section 3.3 hereof.

“Credit Agreement” is defined in Section 7.

“Cross Collateral Guaranties” means those certain Amended and Restated Irrevocable Cross Collateral Guaranties of Payment of even date herewith executed by each Borrower.

“Debt Service Coverage” means the ratio, as reasonably determined by Lender in its sole discretion, calculated by dividing (i) NOI by (ii) TADS.

“Dollars or $” means dollars in lawful currency of the United States of America.

“Event of Default” is defined in Section 9.

“First Mortgage” or “First Mortgages” means the first priority mortgages from Borrowers to Lender pursuant to which Borrowers have conveyed the Properties as security for certain of the Obligations, namely, for each Individual Property, Borrower has conveyed to Lender a first priority Amended, Restated and Consolidated Mortgage and Security Agreement which secures the Note applicable to such Individual Property.

“Guarantor” is defined in the preamble hereto.

“Guaranties” means the Recourse Carveout Guaranty and the Cross Collateral Guaranties.

“Individual Loans” is defined in the recitals hereto.

“Individual Property” means any one of the office projects and all Collateral associated therewith as described on Exhibit A.

“Limited Guaranties” means each of the Supplemental Guaranty Agreements executed and delivered by the individuals and entities identified to Lender as of the date hereof, and from time to time thereafter, by Mack-Cali Realty, L.P. (collectively the “Limited Guarantors”), none of whom or which at any time shall be an owner or ground lessee of any of the Properties (or of interests in any Borrower, except by virtue of ownership of units of Mack-Cali Realty, L.P.), which Limited Guarantors shall severally guarantee such portions of the Individual Loans as is set forth in each Limited Guaranty entered into as of the Closing Date and from time to time thereafter by each Limited Guarantor in favor of the Lender as any of such loans or the Loan shall be amended, supplemented, modified or restated (collectively, the “Limited Guaranties”).  Notwithstanding anything herein to the contrary, the Limited Guaranties may be amended, supplemented, modified, restated or terminated and the identity of the Limited Guarantors may be changed by Mack-Cali Realty, L.P. upon written notice to Lender.

“Leases” means, collectively, all present and future leases, licenses, and other agreements for the occupancy of any spaces or areas within the buildings, structures and improvements located in or on the Properties (or, as applicable, an Individual Property) which may be in effect from time to time, and all amendments, modifications, extensions, renewals, and assignments of any of the foregoing.

“Loan” means the aggregate $150,000,000.00 loan to Borrower made by Lender hereunder in the form of the seven (7) Individual Loans to the applicable Borrowers and evidenced by the Loan Documents.

“Loan to Value Ratio” means the ratio, as determined by Lender in its sole discretion, of (A) the aggregate principal balance of all encumbrances against the Properties (or, as applicable, an Individual Property) to (B) the fair market value of the Properties (or, as applicable, such Individual Property).

“Loan Documents” means this Agreement, the Notes, the Security Documents, the Guaranties, the Limited Guaranties and all other documents, instruments or agreements executed or delivered by or on behalf of Borrower or the Guarantors in connection with the Loan.

“Master Loan Terms” is defined in the recitals hereto.

“Maturity Date” means January 15, 2017.

“Mortgage” or “Mortgages” means the First Mortgages and the Second Mortgages.

“New Cingular Wireless” means New Cingular Wireless PCS, LLC, the sole tenant of the Individual Property known as Mack-Cali Centre VII and the tenant of 52% of the space in Mack-Cali Centre III.

“New Cingular Wireless Full Release Rental” means a minimum rental rate of not less than $10.00 per square foot on an annual basis on a Triple Net Rent Basis.

“New Cingular Wireless Half Release Rental” means a minimum rental rate of not less than $8.00 per square foot on an annual basis on a Triple Net Rent Basis, but less than the New Cingular Wireless Full Release Rental.

“New Cingular Wireless Lease” means the lease or leases to New Cingular Wireless of the New Cingular Wireless Space in Mack-Cali Centre VII and Mack-Cali Centre III.

“New Cingular Wireless Renewal” means that certain renewal option (that is effective as of January 1, 2014) in accordance with the provisions of the New Cingular Wireless Lease with a minimum five year extended term at the rental rates specified in the renewal option of the New Cingular Wireless Lease.

“New Cingular Wireless Renewal Documents” means (a) a certification from the applicable Borrower to Lender, certifying that New Cingular Wireless has exercised its renewal option in accordance with the provisions of the New Cingular Wireless Lease and that the New Cingular Wireless Lease as so renewed is in full force and effect, along with (b) a copy of the renewal notice fully executed by New Cingular Wireless and (c) an estoppel certificate from New Cingular Wireless in the form required by Lender in connection with closing of the Loan, but subject to requirements of the New Cingular Wireless Lease, which estoppel certificate may not disclose, and there may not exist any as of the date of, any uncured defaults on the part of Borrower or New Cingular Wireless with respect to the New Cingular Wireless Lease; all in form and substance reasonably acceptable to Lender.

“New Cingular Wireless Replacement Lease” is defined in Section 3.4(d).

“New Cingular Wireless Replacement Lease Requirements” is defined in Section 3.4(d).

“New Cingular Wireless Space” means the leasable area in the Individual Property known as Mack-Cali Centre VII and 52% of the space in Mack-Cali Centre III.

“NOI” means the gross annual income realized from operations of the Properties (or, as applicable, an Individual Property) for both the preceding and subsequent twelve (12) month period after subtracting all necessary and ordinary operating expenses (both fixed and variable) for both the preceding and subsequent twelve (12) month period and applied to the applicable NOI covenants for each period (assuming for expense purposes only that the Properties or such Individual Property is 95% leased and occupied if actual leasing is less than 95%), including, without limitation, utilities, administrative, cleaning, landscaping, security, repairs, and maintenance, ground rent payments, management fee of no more than 4.00% of gross income, and a reserve for replacement allowance of no less than $0.20 psf, real estate and other taxes, assessments, insurance and ground lease payments, but excluding deduction for federal, state and other income taxes, debt service expense, depreciation or amortization of capital expenditures, and other similar non-cash items.  Gross income shall not be anticipated for any greater time period than that projected for leases in place and ordinary operating expenses shall not be prepaid.  Documentation of NOI and expenses shall be certified by an officer of Borrower with detail satisfactory to Lender and shall be subject to the approval of Lender.

“Notes” means the Amended, Restated and Consolidated Promissory Notes to be executed by applicable Borrowers in favor of Lender in the amounts set forth on Exhibit B.

“Obligations” means all indebtedness, obligations and liabilities of Borrowers to Lender, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of the Loan or the Notes, or other instruments at any time evidencing any of the foregoing, together with all renewals, extensions and modifications of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“Old Security” is defined in Section 6.

“Parent” is defined in Section 6(b).

“Partial Recourse Guaranty” means that certain Partial Recourse Guaranty (Prentice Hall Space and New Cingular Wireless Space) from MCRLP of even date herewith.

“Person” or “person” means any individual, general partnership, limited partnership, corporation, trust, limited liability company, joint venture, unincorporated association, political subdivision or governmental or quasi-governmental agency, or any other entity recognized as legally distinct for any purpose.

“Prentice Hall” means Prentice Hall, Inc., the sole tenant of the Individual Property known as Mack-Cali Saddle River.

“Prentice Hall Full Release Rental” means a minimum rental rate of not less than $12.00 per square foot on an annual basis on a Triple Net Rent Basis.

“Prentice Hall Half Release Rental” means a minimum rental rate of not less than $9.00 per square foot on an annual basis on a Triple Net Rent Basis, but less than the Prentice Hall Full Release Rental.

“Prentice Hall Lease” means the lease to Prentice Hall of the Prentice Hall Space.

“Prentice Hall Renewal” means that certain renewal option (that is effective as of January 1, 2015) in accordance with the provisions of the Prentice Hall Lease with a minimum five year extended term at the rental rates specified in the renewal option of the Prentice Hall Lease.

“Prentice Hall Renewal Documents” means (a) a certification from the applicable Borrower to Lender, certifying that Prentice Hall has exercised its renewal option in accordance with the provisions of the Prentice Hall Lease and that the Prentice Hall Lease as so renewed is in full force and effect, along with (b) a copy of the renewal notice fully executed by Prentice Hall and (c) an estoppel certificate from Prentice Hall in the form required by Lender in connection with closing of the Loan, but subject to requirements of the Prentice Hall Lease, which estoppel certificate may not disclose, and there may not exist any as of the date of, any uncured defaults on the part of Borrower or Prentice Hall with respect to the Prentice Hall Lease; all in form and substance reasonably acceptable to Lender.

“Prentice Hall Replacement Lease” is defined in Section 3.4(c).

“Prentice Hall Replacement Lease Requirements” is defined in Section 3.4(c).

“Prentice Hall Space” means the leasable area in the Individual Property known as Mack-Cali Saddle River.

“Prepayment Premium” means the Prepayment Premium as defined in each Note.

“Properties” means, collectively, all of the Individual Properties (the office projects and all Collateral associated therewith as described on Exhibit A).

“Real Estate Security” means “Properties” or “Individual Property”, as the context may require.

           “Recourse Carveout Guaranty” means that certain Amended and Restated Irrevocable Guaranty of Payment and Performance (Recourse Carveout Items) executed by Guarantor with respect to all of the Loans.

“Release” and “Releases” a release or releases of Properties from the applicable Mortgage or Mortgages in the manner and upon compliance with the requirements, terms and conditions set forth in Section 5.

“Release Property” is defined in Section 5.

“Release Price” is defined in Section 5.

“Rent Roll” means a report prepared by Borrower which lists all leases affecting the Premises which are in full force and effect, and all other matters described on the rent roll attached hereto as Exhibit C.

“Second Mortgage” or “Second Mortgages” means the second priority mortgages from Borrowers to Lender pursuant to which Borrowers have conveyed the Properties as security for certain of the Obligations, namely, for each Individual Property, Borrower has conveyed to Lender a second priority Amended, Restated and Consolidated Second Priority Mortgage and Security Agreement (Subordinate Mortgage to Secure Cross Collateral Guaranty) which secures the Cross-Collateral Guaranty and the notes referenced therein and guaranteed thereby (exclusive of the Note applicable to such Individual Property).

“Security Documents” means the Mortgages, the Assignments of Rents, and any other documents securing the Loans, including, without limitation, UCC-1 financing statements executed and delivered in connection therewith.

“State” means a state of the United States of America.

“Substitute Collateral” is defined in Section 6.

“Substitute Collateral Owner” is defined in Section 6(b).

“Substitution” a substitution or substitutions of collateral in the manner and upon compliance with the requirements, terms and conditions set forth in Section 5.

“TADS” means the aggregate debt service payments for the given twelve (12) month period on the Loan in which the calculation of NOI is being made.

“Tenants” means, collectively, the persons (other than Borrower or its predecessors in interest) who are parties to any one or more Leases.

“Tied Properties” is defined in Section 5(i) below (Individual Properties known as Mack-Cali Centre VII, Mack-Cali Centre III and Mack-Cali Centre II).

“Trigger Events” shall include any of the following: (a) a default under the Loan Documents, or (b) if Borrower does not deliver to Lender or does not maintain and renew the letter of credit (or cash deposit) as required by the provisions of Section 3.

“Triple Net Rent Basis” shall mean lease rental payments whereby a tenant makes both monthly base rental payments to the landlord and the tenant is responsible, in addition, to pay for all taxes, insurance, utilities, operating and maintenance costs.  If, for the purposes of the Loan, the rental under a lease is on another basis (such as a gross rental basis whereby the landlord pays such costs), then the required annual rental threshold for such lease must be “grossed up” to achieve the necessary annual rental threshold on a Triple Net Rent Basis, after payment of all expenses as aforesaid.  The parties agree to cooperate and act reasonably in calculating any gross up required if the renewal is on a gross basis: for example, for a lease that requires $12 per square foot on a Triple Net Rent Basis, with monthly payments, and with the tenant to pay for all taxes, insurance, utilities, operating and maintenance costs, if those “taxes, insurance, utilities, operating and maintenance costs” equal $2 psf annually, then the “gross rent” would need to be $14, so that the landlord could pay the $2 in expenses, and net the $12 in rent on a Triple Net Rent Basis.  For determination of the rental amount per square foot on an annual basis, a lease shall be analyzed and averaged based on the total base rental payments due over the currently effective term of the applicable lease (not including unexercised extensions or renewals, or any portion of a rental term after a termination option) less concessions (free rent and any other discount, concession, payment, gift, allowance, payment or contribution), in order to reflect the average effective rent paid and received over the term of the lease (the entire term of occupancy, including free rent periods; initial construction periods would not be included in the calculation of the term of occupancy of a lease for calculation of the term of the lease or the averaging of the rentals over such term).  For example, if a 25,000 square foot lease with a five year term provides for rent as follows:  during year one of $11.75 per square foot (with two month’s free rent), during year two of $12.00 per square foot (with no free rent), during year three of $12.25 per square foot (with no free rent), during year four of $12.50 per square foot (with no free rent), and during year five of $12.75 per square foot (with one month’s free rent), the total rent paid of $1,455,729.17 divided by 5 years equals $291,145.83 or $11.65 per square foot.

Section 2.	THE LOANS.

Section 2.1.                      Notes.  The Loan shall be evidenced by Notes, each dated as of the date hereof, payable to the order of Lender, as set out on Exhibit B attached hereto.

Section 2.2.                      Interest on Loan.  The Loan shall bear interest and be payable as set forth in the Notes.

Section 2.3.                      Parties Liable for Repayment.  Each Borrower shall be liable for repayment of each Note executed by such Borrower in accordance with the terms of each such Note and subject to all of the conditions and limitations therein set forth.  In addition, Guarantor shall be liable for repayment of the Loan and the Notes as and to the extent set forth in the Recourse Carveout Guaranty, subject to all of the conditions and limitations therein set forth.

Section 2.4.                      Cross Collateral Provisions.  Each Borrower and Guarantor shall also be liable for repayment of each other Note executed by each other Borrower in accordance with the terms of each Cross Collateral Guaranty executed by each Borrower, subject to all of the conditions and limitations therein set forth.  Each First Mortgage secures each Note executed by the Borrower executing such Mortgage, and, in addition, to evidence the “cross-collateralization” of each Mortgage and each Individual Loan, each Second Mortgage executed by a Borrower also secures the Cross Collateral Guaranty executed by such Borrower.

Section 2.5.                      Cross Default.  All of the Mortgages and other Loan Documents shall be and are hereby cross-defaulted between each other and between each Individual Loan, so that an Event of Default under any one Individual Loan shall constitute an Event of Default under all Individual Loans.

Section 2.6.                      Post Closing Undertakings. Guarantor and each of the applicable Borrowers shall commence and complete the Post Closing Undertakings listed on Exhibit D attached hereto and made a part hereof, such undertakings to be completed on or before such date as may be listed thereon.

Section 2.7.                      Recourse Provisions. Borrowers’ and Guarantor’s liability under the Loan and the Loan Documents shall be limited as set forth in Paragraph 8 and Paragraph 9 of the Notes (and the liability under the Cross Collateral Guaranties shall be limited as therein set forth or incorporated by reference), all of which terms and provisions of such documents are incorporated herein by this reference.  Notwithstanding the foregoing, Borrower and MCRLP shall each be liable for the “Recourse Guaranteed Amount”, if any, as such term is defined in the Partial Recourse Guaranty.  Borrower and MCRLP acknowledge and agree that the Partial Recourse Guaranty and the recourse liability for the Recourse Guaranteed Amount, and each of the terms set forth above, have been reviewed and approved as acceptable to Borrower and MCRLP with respect to the risk that either Prentice Hall fails to exercise the Prentice Hall Renewal or New Cingular Wireless fails to exercise the New Cingular Wireless Renewal, and that the terms of the Partial Recourse Guaranty are not, and are not to be construed in any manner as, any penalty or punishment, but as fair and reasonable terms to address the risk of such occurrences (which risks are difficult to ascertain), and as the valid and binding contractual agreement of Borrower and MCRLP with Lender regarding the recourse liability of Borrower and MCRLP in the event of such occurrence, in consideration of which the extension of the Loan on the terms set forth herein is based.

Section 2.8.                      Co-Lending.  Lender collectively hereby advises Borrower that they have appointed Prudential Mortgage Capital Company (“PMCC”) as their agent (the single agent for each of Prudential and VPCM) for administration and servicing of this Loan as of the date hereof, with Prudential Asset Resources, Inc. (“PAR”) acting as the subservicer for PMCC (and, accordingly, the single sub-servicer for each of Prudential and VPCM), subject to the rights of the Lender to change the servicing of the Loan.  In any event, Lender shall appoint one single servicer (or shall designate one of the entities comprising Lender to act as servicer) for all holders of the Loan (but without limiting the right to require that all servicing deliveries be sent to all Lender parties for review simultaneously), and, as set forth above, such servicer may be a sub-servicer of the agent for the Lenders (such party is herein referred to as the “Single Servicer”).  Subject to the right to replace the Single Servicer, Borrower shall be entitled to rely on consents, approvals, modifications and agreements (“Approvals”) from the Single Servicer as if such Approvals have been issued by Lender, and such Approvals from the Single Servicer shall be deemed to be made by and binding upon Lender.

Section 2.9.                      Confidentiality (Loan Sales).  With respect to Lender’s rights to sell, transfer or assign the Loan and Loan Documents or an interest therein, Lender agrees with Borrower that, so long as no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing, before disclosing any documents and information relating to the Loan to any proposed purchaser, transferee or assignee, Lender shall first impose upon, or secure from, such proposed purchasers, transferees or assignees, an agreement of confidentiality with respect to any such disclosed documents and information not already publicly available, such obligation to survive not less than a year from disclosure.

Section 2.10.                      Lender Transferees.  The following capitalized terms used in this Section 2.9 shall have the following definitions:

“Controlled Affiliate” with respect to any specified Person, any other Person controlling, controlled by or under common control with such Person, where “control” means (a) the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of such Person, and (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  Notwithstanding the foregoing, Prudential Financial, Inc. or any Affiliate thereof, shall be deemed to be a Controlled Affiliate of Prudential.

“Eligibility Requirements” means, with respect to any Person, that such Person (a) has in its current fiscal year an asset base of at least $300,000,000.00 (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) a net worth of at least $30,000,000.00, and (b) has had in each of its three immediately preceding fiscal years an asset base of at least $300,000,000.00 (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) a net worth of at least $30,000,000.00 (asset base and net worth in all cases to be determined in accordance with generally accepted accounting principles, consistently applied).

“Permitted Fund Manager” shall mean any Person that on the date of determination is (i) (A) a Qualified Institutional Lender or (B) any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a proceeding relating to the bankruptcy, insolvency, reorganization or relief of debtors.

“Qualified Institutional Lender” shall mean Prudential and VPCM and the following:

(a)           a Controlled Affiliate of Prudential or VPCM, or

(b)           one or more of the following:

(i)
an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, mutual fund, real estate investment trust, governmental entity or plan, or “Qualified Institutional Buyer” as defined in Rule 144(A) of the United States Securities and Exchange Commission, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements; or

(ii)
an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that at least 75% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders; or

(iii)
any Qualified Institutional Lender that is acting in an agency capacity for a syndicate of no more than three lenders, provided 100% of the committed loan amounts or outstanding loan balance are owned by lenders in the syndicate that are Qualified Institutional Lenders; or

(iv)	an institution substantially similar to any of the foregoing entities described in clauses (i), (ii) or (iii) that satisfies the Eligibility Requirements; or

(c)           any Controlled Affiliate of any of the entities described in clause (b) above.

With respect to Lender’s rights to sell, transfer or assign the Loan and Loan Documents, Lender agrees with Borrower that, so long as no Event of Default (or event which with the passage of time or the giving of notice or both would be an Event of Default) has occurred and is continuing, any purchaser from, or transferee or assignee of, Lender shall be a Qualified Institutional Lender.  In addition, any Lender may pledge (a “Pledge”) its rights to the Loan and Loan Documents to any entity which has extended a credit facility to such Lender and that is a Qualified Institutional Lender (any such entity, a “Note Pledgee”), and Note Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Lender (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law and this Agreement.  Nothing set forth herein shall alter or impair the existing rights of Lender to grant or issue Securities (as defined in the Mortgage).

Section 3.                      FINANCIAL COVENANTS AND LETTER OF CREDIT.

Section 3.1.                      Financial Covenant Definitions.  All capitalized terms used in this Section 3 shall have the following definitions, except as otherwise expressly provided for or unless the context otherwise requires:

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Annual Service Charge” for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Guarantor and its Subsidiaries.

           “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after execution of this instrument such commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties on such date.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Guarantor and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Guarantor and its Subsidiaries, (ii) provision for taxes of the Guarantor and its Subsidiaries based on income, (iii) amortization of debt discount and deferred financing costs, (iv) provisions for gains and losses on properties and depreciation and amortization, (v) increases in deferred taxes and other non-cash items, (vi) depreciation and amortization with respect to interests in joint venture and partially owned entity investments, (vii) the effect of any charge resulting from a change in accounting principles in determining Earnings from Operations for such period, and (viii) amortization of deferred charges.

“Earnings from Operations” for any period means net income excluding provisions for gains and losses on sales of investments or joint ventures, extraordinary and non-recurring items, and property valuation losses, as reflected in the consolidated financial statements of the Guarantor and its Subsidiaries for such period determined in accordance with GAAP.

“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind.

“GAAP” means generally accepted accounting principles as used in the United States applied on a consistent basis as in effect on December 31, 2008; provided that solely for purposes of any calculation required by the financial covenants contained herein, “GAAP” shall mean generally accepted accounting principles as used in the United States on the date hereof, applied on a consistent basis.

“Guarantor” shall mean Mack-Cali Realty, L.P., a Delaware limited partnership.

“Indebtedness” of the Guarantor or any Subsidiary means, without duplication, any indebtedness of the Guarantor or any Subsidiary, whether or not contingent, in respect of: (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Guarantor or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Guarantor or a Subsidiary which is secured by any Encumbrance existing on property owned by the Guarantor or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or (iv) any lease of property by the Guarantor or any Subsidiary as lessee which is  reflected on the Guarantor’s consolidated balance sheet as a capitalized lease in accordance with GAAP; and also includes, to the extent not otherwise included, any obligation by the Guarantor or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Guarantor or any Subsidiary; it being understood that Indebtedness shall be deemed to be incurred by the Guarantor or any Subsidiary whenever the Guarantor or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof; Indebtedness of a Subsidiary of the Guarantor existing prior to the time it became a Subsidiary of the Guarantor shall be deemed to be incurred upon such Subsidiary’s becoming a Subsidiary of the Guarantor; and Indebtedness of a person existing prior to a merger or consolidation of such person with the Guarantor or any Subsidiary of the Guarantor in which such person is the successor to the Guarantor or such Subsidiary shall be deemed to be incurred upon the consummation of such merger or consolidation; provided, however, the term “Indebtedness” shall not include any such indebtedness that has been the subject of an “in substance” defeasance in accordance with GAAP).

“Intercompany Indebtedness” means Indebtedness to which the only parties are Borrower, Guarantor, and any Subsidiary (but only so long as such Indebtedness is held solely by any of Borrower, Guarantor, and any Subsidiary) that is subordinate in right of payment under the Note.

           “Person” means any individual, corporation, partnership, limited liability company, limited partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or the outstanding equity interests of which are owned, directly or indirectly, by such Person.  For the purposes of this definition, “voting equity securities” means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

“Total Assets” as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Guarantor and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Guarantor and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of real estate assets of the Guarantor and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Indebtedness” means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Guarantor or any Subsidiary.

Section 3.2.                      Financial Covenants.  Borrowers and Guarantor covenant and agree with Lender as follows:

(i)
The Guarantor will not incur, and will not permit any Subsidiary to incur, any Indebtedness, other than Intercompany Indebtedness, if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (A) the Total Assets of the Guarantor and its Subsidiaries as of the end of the calendar quarter covered in the Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission, prior to the incurrence of such additional Indebtedness, and (B) the purchase price of any assets included in the definition of Total Assets acquired, and (C) the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce indebtedness), by the Guarantor or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(ii)
In addition to the limitation set forth in subsection (i) of this Section, the Guarantor will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than1.5:1, on a PRO FORMA basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (A) such Indebtedness and any other Indebtedness incurred by the Guarantor and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (B) the repayment or retirement of any other Indebtedness by the Guarantor and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (C) in the case of Acquired Indebtedness or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such PRO FORMA calculation; and (D) in the case of any acquisition or disposition by the Guarantor or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such PRO FORMA calculation.

(iii)
In addition to the limitations set forth in subsections (i) and (ii) of this Section, the Guarantor will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance upon any of the property of the Guarantor or any Subsidiary, whether owned as of the Closing Date or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Indebtedness secured by an Encumbrance and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Guarantor or any Subsidiary is greater than 40% of the sum of (without duplication) (A) the Total Assets of the Guarantor and its Subsidiaries as of the end of the calendar quarter covered in the Guarantor’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission, prior to the incurrence of such additional Indebtedness and (B) the purchase price of any assets included in the definition of Total Assets acquired, and (C) the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire items included in the definition of Total Assets or used to reduce Indebtedness), by the Guarantor or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

(iv)
The Guarantor and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Guarantor and its Subsidiaries on a consolidated basis.

(v)
For purposes of this Section 3, Indebtedness shall be deemed to be “incurred” by the Guarantor or a Subsidiary whenever the Guarantor or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

Section 3.3.                      Letter of Credit.  If at any time during the term of the Loan, any of the covenants listed in Section 3.2 above are not met (a “Covenant Breach”), Borrowers and Guarantors shall provide to Lender a letter of credit complying with the provisions hereof or a cash deposit (which shall be held by Lender in an escrow account controlled by Lender) as additional security for the Loan, which letter of credit (or cash deposit) shall be delivered on or before five (5) days after the earlier to occur of (y) Borrower becoming aware of such Covenant Breach or (z) Lender’s delivery of written notice to Borrower that a Covenant Breach exists.  The letter of credit shall be satisfactory to Lender in form and substance, shall be in the form attached hereto as Exhibit E, and shall comply with the provisions in this Section 3.3 below.

(i)	The letter of credit shall be drawn on a national bank satisfactory to Lender.

(ii)	The letter of credit shall have an initial term of at least twelve (12) months.

(iii)	The letter of credit shall be in an amount equal to $61,125,000 (subject to the provisions of Section 3.4 below).

(iv)
The letter of credit shall be additional security for the Loan.  In addition to all other remedies to which Lender may be entitled upon an occurrence of an Event of Default under the Loan Documents which is not cured within any applicable cure period, if any, provided therein, Lender shall also be entitled to draw upon the letter of credit for application against the secured indebtedness (including Prepayment Premium).

(v)
The letter of credit shall be regularly renewed at least forty-five (45) days prior to its expiration date and shall be drawn on a national bank satisfactory to Lender; provided that in the alternative Borrower shall be permitted to substitute a cash deposit (which shall be held by Lender in an escrow account controlled by Lender) at least 45 days prior to such expiration date (and Borrower may thereafter substitute for such cash a letter of credit meeting the standards of Lender hereunder).  If Borrower is replacing the national bank that is the issuer of the letter of credit, Borrower shall obtain Lender's written approval of such bank prior to renewal of the existing letter of credit, such approval to be given or withheld in Lender's sole discretion and within fifteen (15) days after written notice from Borrower.  In the event Lender withholds its approval, the existing letter of credit shall be replaced with a new letter of credit drawn on a national bank satisfactory to Lender in its sole discretion and with an initial term of at least one (1) year or Borrower may substitute a cash deposit for such letter of credit.  Failure so to renew or replace and renew the letter of credit or replace such letter of credit with a cash deposit in accordance with the provisions of this paragraph shall constitute an Event of Default under the Loan Documents and shall entitle Lender (a) to draw upon the letter of credit for application against the secured indebtedness (including Prepayment Premium) and (b) to exercise any and all other remedies it may have upon an Event of Default under the Loan Documents; provided, however, that if the sole Event of Default is the failure to renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions, then Lender’s exercise of remedies under this clause (b) shall not commence until five (5) days have expired after Lender’s delivery of written notice to Borrower of such failure, and Borrower has continued to fail to renew such letter of credit, or replace such letter of credit or substitute a cash deposit for such letter of credit within such five (5) day period.

(vi)
In the event that Lender determines, in its sole discretion, that there has been an adverse change in the financial condition of the bank which has issued the letter of credit, Lender shall have the right to require the replacement of the letter of credit with a new letter of credit drawn on a national bank satisfactory to Lender and with an initial term at least equal to the remaining term of the existing letter of credit unless the term of the existing letter of credit is less than one hundred twenty-one (121) days.  In the event the remaining term of the existing letter of credit is less than one hundred twenty-one (121) days, then the initial term of the replacement letter of credit shall be at least one (1) year.  Borrower shall have sixty (60) days after the date written notice is sent from Lender to Borrower to deliver the replacement letter of credit to Lender; provided that in the alternative Borrower shall be permitted to substitute a cash deposit (which shall be held by Lender in an escrow account controlled by Lender) within such sixty (60) day period (and Borrower may thereafter substitute for such cash a letter of credit meeting the standards of Lender hereunder); with respect thereto, Borrower shall have the right to direct Lender in writing to draw upon the existing letter of credit, and Lender agrees to do so within two (2) business days of such request, and if Lender recovers under such letter of credit within such sixty (60) day period, then Lender shall hold the proceeds as the cash deposit in lieu of a Letter of Credit if there is no Event of Default.  Failure to replace the existing letter of credit and deliver a new letter of credit in accordance with the provisions of this paragraph or substitute a cash deposit for such letter of credit shall entitle Lender (i) to draw upon the existing letter of credit for application against the secured indebtedness (including Prepayment Premium) at the expiration of said sixty-day period, and (ii) to exercise any and all other remedies it may have upon an Event of Default under the Loan Documents; provided, however, that if the sole Event of Default is the failure to renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions, then Lender’s exercise of remedies under this clause (ii) shall not commence until five (5) days have expired after Lender’s delivery of written notice to Borrower of such failure, and Borrower has continued to fail to renew such letter of credit, replace such letter of credit or substitute a cash deposit for such letter of credit within such five (5) day period.

(vii)
Borrower shall be responsible for and must pay all costs and expenses (including, but not limited to, the fees and disbursements of Lender’s outside counsel) for the preparation of the letter of credit agreement, review of any materials and documents submitted in connection with any reductions in or release of the letter of credit or cash deposits, and any modification of the Loan Documents deemed necessary by Lender.

Section 3.4.                      Letter of Credit Reductions.  Upon Borrower’s written request and provided no default then exists under the Loan, Lender shall consent to reductions in the letter of credit or cash deposit as follows:

(a)
If Prentice Hall exercises the Prentice Hall Renewal in accordance with the provisions of the Prentice Hall Lease, with a minimum five year extended term, and such Prentice Hall Renewal is for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental, and Borrower provides the Prentice Hall Renewal Documents to Lender in form and substance reasonably acceptable to Lender, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of $42,000,000 in the letter of credit or cash deposit, as the case may be; alternatively, if Prentice Hall exercises the Prentice Hall Renewal in accordance with the provisions of the Prentice Hall Lease, with a minimum five year extended term, and such Prentice Hall Renewal is for a minimum rental rate within the parameters of the Prentice Hall Half Release Rental, and Borrower provides the Prentice Hall Renewal Documents to Lender in form and substance reasonably acceptable to Lender, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of $21,000,000 in the letter of credit or cash deposit, as the case may be;

(b)
If New Cingular Wireless exercises the New Cingular Wireless Renewal in accordance with the provisions of the New Cingular Wireless Lease, with a minimum five year extended term, and such New Cingular Wireless Renewal is for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental, and Borrower provides the New Cingular Wireless Renewal Documents to Lender in form and substance reasonably acceptable to Lender, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of $19,125,000 in the letter of credit or cash deposit, as the case may be; alternatively, if New Cingular Wireless exercises the New Cingular Wireless Renewal in accordance with the provisions of the New Cingular Wireless Lease, with a minimum five year extended term, and such New Cingular Wireless Renewal is for a minimum rental rate within the parameters of the New Cingular Wireless Half Release Rental, and Borrower provides the New Cingular Wireless Renewal Documents to Lender in form and substance reasonably acceptable to Lender, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of $9,562,500 in the letter of credit or cash deposit, as the case may be;

(c)
If Prentice Hall does not renew the Prentice Hall Lease, then Lender will consent to reductions in the letter of credit or cash deposit as set forth below with respect to space leased in the Prentice Hall Space pursuant to lease(s) complying with the following requirements (“Prentice Hall Replacement Lease Requirements”):

(i)
Each lease (each, a “Prentice Hall Replacement Lease”) must be with a third-party tenant reasonably satisfactory to Lender with credit reasonably satisfactory to Lender, and for terms of no less than 60 months; such rentals shall be (y) for multi tenant buildings, on a gross rental basis with monthly payments, and with tenants to pay for their proportionate share of nonstructural repairs to their premises and their pro rata share of all operating expenses, utilities, taxes, insurance and common area maintenance costs in excess of the amount of such costs for the base year, or, (z) for single tenant buildings, on a triple net rent basis, with monthly payments, and with the tenant to pay for all taxes, insurance, utilities, operating and maintenance costs; if such Prentice Hall Replacement Lease is for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental, and Borrower satisfies the conditions set forth below with respect thereto, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of the letter of credit or cash deposit equal to $88.50 per square foot for the Prentice Hall Space so leased by such Prentice Hall Replacement Lease; alternatively, if such Prentice Hall Replacement Lease is for a minimum rental rate within the parameters of the Prentice Hall Half Release Rental, and Borrower satisfies the conditions set forth below with respect thereto, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of the letter of credit or cash deposit equal to $44.25 per square foot for the Prentice Hall Space so leased by such Prentice Hall Replacement Lease;

(ii)
The tenant under such Prentice Hall Replacement Lease must have accepted possession of the demised premises, paying full rent (with no further free rent provisions existing during the initial term of such Prentice Hall Replacement Lease), and not otherwise in default or bankruptcy;

(iii)
Borrower shall deliver to Lender satisfactory evidence of the payment of all leasing commissions for the initial term of such Prentice Hall Replacement Lease (all of which must be paid in full, even if permitted to be paid out over such initial term of such Prentice Hall Replacement Lease; or if not paid in full, Borrower and the Recourse Parties shall be personally liable for such unpaid amounts);

(iv)	Borrower must deliver to Lender a copy of the applicable Prentice Hall Replacement Lease, and such Prentice Hall Replacement Lease must be in compliance with the Loan Documents;

(v)
Borrower must deliver to Lender (a) an endorsement to the title policy certifying that there are no liens with respect to the Property (or, if the endorsement would cost more than $500, a title checkdown or update certifying the status of title from and after the date of the title policy and identifying all matters of title including liens, all whether superior or subordinate to the applicable Mortgage), and (b) certificates of occupancy and other evidence satisfactory to Lender that evidencing that (i) the tenant improvements required by such Prentice Hall Replacement Lease have been completed in accordance with applicable laws and ordinances and in a manner satisfactory to Lender and (ii) that all work has been satisfactorily completed and paid for; and

(vi)
Borrower shall deliver to Lender an original estoppel certificate in form and substance satisfactory to Lender, but subject to requirements of the Lease, which estoppel certificate shall have been fully executed by such tenant.

(d)
If New Cingular Wireless does not renew the New Cingular Wireless Lease, then Lender will consent to reductions in the letter of credit or cash deposit as set forth below with respect to space leased in the New Cingular Wireless Space pursuant to lease(s) complying with the following requirements (“New Cingular Wireless Replacement Lease Requirements”):

(i)
Each lease (each, a “New Cingular Wireless Replacement Lease”) must be with a third-party tenant reasonably satisfactory to Lender with credit reasonably satisfactory to Lender, and for terms of no less than 60 months; such rentals shall be (y) for multi tenant buildings, on a gross rental basis with monthly payments, and with tenants to pay for their proportionate share of nonstructural repairs to their premises and their pro rata share of all operating expenses, utilities, taxes, insurance and common area maintenance costs in excess of the amount of such costs for the base year, or, (z) for single tenant buildings, on a triple net rent basis, with monthly payments, and with the tenant to pay for all taxes, insurance, utilities, operating and maintenance costs; if such New Cingular Wireless Replacement Lease is for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental, and Borrower satisfies the conditions set forth below with respect thereto, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of the letter of credit or cash deposit equal to $57.50 per square foot for the New Cingular Wireless Space so leased by such New Cingular Wireless Replacement Lease; alternatively, if such New Cingular Wireless Replacement Lease is for a minimum rental rate within the parameters of the New Cingular Wireless Half Release Rental, and Borrower satisfies the conditions set forth below with respect thereto, then, upon written request of Borrower or Guarantor, Lender shall consent to a reduction of the letter of credit or cash deposit equal to $28.75 per square foot for the New Cingular Wireless Space so leased by such New Cingular Wireless Replacement Lease;

(ii)
The tenant under such New Cingular Wireless Replacement Lease must have accepted possession of the demised premises, paying full rent (with no further free rent provisions existing during the initial term of such New Cingular Wireless Replacement Lease), and not otherwise in default or bankruptcy;

(iii)
Borrower shall deliver to Lender satisfactory evidence of the payment of all leasing commissions for the initial term of such New Cingular Wireless Replacement Lease (all of which must be paid in full, even if permitted to be paid out over such initial term of such New Cingular Wireless Replacement Lease; or if not paid in full, Borrower and the Recourse Parties shall be personally liable for such unpaid amounts);

(iv)	Borrower must deliver to Lender a copy of the applicable New Cingular Wireless Replacement Lease, and such New Cingular Wireless Replacement Lease must be in compliance with the Loan Documents;

(v)
Borrower must deliver to Lender (a) an endorsement to the title policy certifying that there are no liens with respect to the Property (or, if the endorsement would cost more than $500, a title checkdown or update certifying the status of title from and after the date of the title policy and identifying all matters of title including liens, all whether superior or subordinate to the applicable Mortgage), and (b) certificates of occupancy and other evidence satisfactory to Lender that evidencing that (i) the tenant improvements required by such New Cingular Wireless Replacement Lease have been completed in accordance with applicable laws and ordinances and in a manner satisfactory to Lender and (ii) that all work has been satisfactorily completed and paid for; and

(vi)
Borrower shall deliver to Lender an original estoppel certificate in form and substance satisfactory to Lender, but subject to requirements of the Lease, which estoppel certificate shall have been fully executed by such tenant.

Section 3.5.                      Covenant Cure.  If at any time during the term of the Loan, after any of the covenants listed above in Section 3.2 have not been met and so Guarantor provides to Lender a letter of credit or cash deposit as set forth above, and, thereafter, for four (4) consecutive calendar quarters Borrower complies with all of the covenants listed above in Section 3.2, then, so long as there is then no Event of Default under the Loan Documents (or uncured event that with the passage of time or the giving of notice, or both, would constitute an Event of Default), Borrower shall be entitled, on written request to Lender, to the return of the letter of credit or cash deposit.

Section 3.6.                      Cash Management.  During the term of the Loan and pursuant to such cash management and bank agreements acceptable to Lender (consisting, as of the date hereof, of the Cash Management Agreement and the Clearing Bank Deposit Account Control Agreement), all Property revenue shall be paid directly by tenants and other payees to an account controlled by Lender.  Until the occurrence of any of the Trigger Events, such revenue will be promptly forwarded to an account controlled by Borrower and Borrower will pay all debt service, reserves and other payments required under the Loan, including operating expenses of and other required payments with respect to the Property.  Upon the occurrence of a Trigger Event, Lender will apply all of the Property revenue as set forth in the Cash Management Agreement.  In the event of the occurrence of a Trigger Event and in the event that such Trigger Events have been “Cured” (as defined below), then the Property revenue will be redirected to an account controlled by Borrower and Borrower will pay all debt service, reserves and other payments required under the Loan until such time as a new Trigger Event occurs.  A Trigger Event shall be deemed “Cured” if the following have been satisfied:  (i) the Loan is not then in default and given the passage of time or the giving of notice would not be in default, and (ii) the letter of credit or cash deposit required by this Section 3 has been delivered to Lender and is being maintained by Borrower in accordance with the provisions of this Section 3.

Section 4.                      COLLATERAL.  Subject to Section 5, Section 6 and Section 7 hereof, the Obligations shall be secured by (i) a perfected first priority lien or security title to be held by Lender in the Properties, pursuant to the terms of the First Mortgages, and a perfected second priority lien or security title to be held by Lender in the Properties, pursuant to the terms of the Second Mortgages, (ii) a perfected first priority security interest to be held by Lender in the Leases pursuant to the Assignments of Rents, (iii) an assignment of agreements representing a first priority assignment to Lender of all agreements and other documents relating to the ownership, development, operation, construction or use of the Properties, and (iv) the other Security Documents and Collateral.

Section 5.                      RELEASE OF PROPERTIES.  Upon Borrower’s written request which shall include all materials and information necessary to evaluate such request, to be received with not less than thirty (30) days prior notice, Lender shall release not more than two (2) Individual Properties whose original allocated Individual Loan principal balances collectively do not exceed $50,000,000.00 (except if the only release is as set forth in subsection (i) below) from the lien of the Loan Documents (“Release Property”), upon the following terms and conditions:

(a)
At the time of the request and the time of the Release, there shall be no Event of Default under the Loan Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute a default under the Loan Documents (except for any such default relating solely to the Release Property which, by its very nature, will be cured by the requested Release).

(b)	Any such request may be made beginning six (6) months after the date hereof and any such partial Release must occur prior to the last six (6) months prior to the Maturity Date.

(c)	Each Release Property released shall be the entire Individual Property identified with the applicable Individual Loan.

(d)
For each Release Property, Borrower shall have made the “Release Price” payment to Lender, in an amount equal to 110% of the principal balance of the Individual Loan applicable to the Release Property, together with a prepayment premium (based on the Release Price).

(e)
The Release Price shall be applied to pay in full the principal balance due with respect to the Individual Loan applicable to the Release Property and Borrower shall, in addition, pay all amounts due with respect to such Release Price with respect to interest, prepayment premium and reasonable costs and expenses.  Lender shall apply the portion of any Release payment which is in excess of the balance of the Individual Loan applicable to the Release Property to any Individual Loan or Individual Loans, in Lender’s sole discretion, and, upon Borrower’s written request, Lender shall provide Borrower with Lender’s allocation of such amounts thirty days prior to such Release or ten (10) days after such request, if later.

(f)
At the time of the Release, the Debt Service Coverage, calculated with respect to the remaining Properties (excluding the Released Property) shall be equal to or greater than (i) the Debt Service Coverage with respect to all of the Properties (including the Released Property) immediately prior to such Release, and, in any event, (ii) 2.00 to 1.00.  In the event the Debt Service Coverage of the remaining Properties (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the Prepayment Premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to increase the Debt Service Coverage of the remaining Properties to the required level.

(g)
At the time of the Release, the Loan to Value Ratio, calculated with respect to the remaining Properties (excluding the Released Property), does not exceed the lesser of (1) thirty seven percent (37%) or (2) the Loan to Value Ratio of the entire Properties (including the Released Property) immediately prior to such Release.  In the event the Loan to Value Ratio of the remaining Properties (as determined by Lender in its sole discretion) exceeds the required level, Borrower shall have the right, subject to payment of the Prepayment Premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to reduce the loan to value ratio of the remaining Properties to the required level.  Provided, however, if (i) the Prentice Hall Renewal for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental has occurred in accordance with the requirements of Section 3.4(a) and the New Cingular Wireless Renewal for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental has occurred in accordance with the requirements of Section 3.4(b), or (ii) the Prentice Hall Renewal for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental has occurred in accordance with the requirements of Section 3.4(a) and all of the New Cingular Wireless Space has been leased pursuant to New Cingular Wireless Replacement Leases in accordance with the New Cingular Wireless Replacement Lease Requirements for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental in accordance with the requirements of Section 3.4(d), or (iii) the New Cingular Wireless Renewal for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental has occurred in accordance with the requirements of Section 3.4(b) and all of the Prentice Hall Space has been leased pursuant to Prentice Hall Replacement Leases in accordance with the Prentice Hall Replacement Lease Requirements for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental in accordance with the requirements of Section 3.4(c), or (iv) all of the Prentice Hall Space has been leased pursuant to Prentice Hall Replacement Leases in accordance with the Prentice Hall Replacement Lease Requirements for a minimum rental rate equal to or in excess of the Prentice Hall Full Release Rental in accordance with the requirements of Section 3.4(c), and all of the New Cingular Wireless Space has been leased pursuant to New Cingular Wireless Replacement Leases in accordance with the New Cingular Wireless Replacement Lease Requirements for a minimum rental rate equal to or in excess of the New Cingular Wireless Full Release Rental in accordance with the requirements of Section 3.4(d), then the percentage listed in (g) (1) above shall be increased from thirty seven percent (37%) to forty-two (42%).

(h)
In no event will Lender be required to release more than two (2) Individual Properties in total during the term of the Loan (except as and only upon the conditions set forth in (i) below), and, in addition, such releases shall not exceed releases of property allocated to Loans comprising $50,000,000.00 of the original principal balance of the Loan.

(i)
Unless otherwise agreed to by Lender in its sole discretion, the Individual Properties known as Mack-Cali Centre VII, Mack-Cali Centre III and Mack-Cali Centre II (collectively, the “Tied Properties”) will not be eligible for partial releases (if at such time any of the leases in such Tied Properties have any right to expand into, or rights of refusal or offer in, any building located on another Tied Property, unless such rights been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the Tenant’s recourse shall only be as a contractual right, of public record, with the owner of such Tied Property that is to be released in such release), unless all of such Properties are released at the same time (or substituted as to some Tied Properties and released as to all the other Tied Properties at such time), and provided that the aggregate balance of all of the Loans is not less than $85,000,000.00 following such Release.  Under this provision Lender shall consent to the Release of all three Tied Properties (Mack-Cali Centre VII, Mack-Cali Centre III and Mack-Cali Centre II) if no other releases or substitutions of previously occurred, but Lender, but Lender will not consent to any additional Releases or Substitutions during the Loan term.

(j)	For each Release Property requested to be released, Borrower shall pay to Lender a release fee of $15,000.00 which shall be non-refundable and payable to Lender at the time of request for Release.

(k)
Borrower shall pay to Lender all escrow, closing and recording costs including, but not limited to, the cost of preparing and delivering any reconveyance documentation and modification of the Loan Documents, including legal fees and costs, the cost of any title insurance endorsements that Lender may require, any expenses incurred by the Lender in connection with the partial release, and any sums then due and payable under the Loan Documents.

(l)	Such other terms and conditions as Lender shall reasonably require.

Notwithstanding anything to the contrary in this Section 5 and/or Section 6 regarding Substitution of Collateral, Borrower shall only have the right to a combined cumulative total (during the entire term of the Loan) of two (2) Releases and Substitutions, except if the Release is in accordance with the conditions set forth in subsection (i) of this Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of Section 6.

Section 6.                      SUBSTITUTION OF COLLATERAL.  Notwithstanding anything to the contrary contained in the Loan Documents, Borrower shall have the right to request in writing that Lender accept additional real estate and related personal property collateral (“Substitute Collateral”) in substitution for one Individual Property and the related Personal Property Security (the “Old Security”) to be released from the lien of the Loan Documents.  Such request may be made on not more than two (2) Individual Properties during the Term of the Loan (except if the Release is in accordance with the conditions set forth in subsection (o) below), and further, any such Substitution must occur after six (6) months from the date hereof and prior to the last six (6) months prior to the Maturity Date.  Lender shall have the right to approve any such Substitution in Lender’s sole discretion.  Lender shall advise Borrower as soon as practicable of Lender’s approval or disapproval of any such Substitution of collateral;  if such Substitution is approved, Lender shall also advise Borrower of the conditions for such approval, which shall include, without limitation, the following:

(a)
The Substitute Collateral must consist of one or more legally separate parcels of land owned in fee simple in the United States.  The Substitute Collateral shall be an office property and must be of similar or better quality than the Old Security and must be satisfactory to Lender in Lender’s sole discretion.

(b)
Lender must receive perfected first and exclusive liens, security interest and/or security title on the Substitute Collateral, and the Loan for the Substitute Collateral shall be cross collateralized and cross defaulted with all the other Loans pursuant to the Loan Documents.  The ownership entity that owns the Substitute Collateral (the “Substitute Collateral Owner”) shall be identical to that of the Individual Borrower that owned the Old Security or if the Substitute Collateral Owner is not the same as the Individual Borrower that owned the Old Security, then (A) the Substitute Collateral Owner’s parent (the “Parent”) must own 100% of the Individual Borrower that owned the Old Security and 100% of the Substitute Collateral Owner (provided that the Parent may have such 100% ownership through intermediate entities in the chain of ownership between the Parent and the Individual Borrower and the Substitute Collateral Owner, in which no other party other than such Parent, directly or through such intermediate entities, holds any legal or beneficial ownership interest), (B) if the Substitute Collateral is newly acquired, the Substitute Collateral Owner, Individual Borrower of the Old Security and the Parent (and any intermediate entities as aforesaid) shall enter into an agreement, in form and substance satisfactory to Lender, that shall provide that, among other things, the Parent would not have provided the funds for the purchase of the Substitute Collateral had Substitute Collateral Owner not agreed to assume the obligations under the Loan Documents, (C) Lender shall be satisfied, in its sole discretion, that the assumption of the obligations under the Loan Documents by the Substitute Collateral Owner shall not render the Substitute Collateral Owner insolvent or leave the Substitute Collateral Owner with unreasonably small capital, (D) Lender shall be satisfied, in its sole discretion, that the Loan, the collateral for the Loan, and the structure of the Loan will not be materially impaired as a result of such substitution, and (E) the Substitute Collateral Owner shall expressly assume all obligations under the Loan Documents and shall execute any documents reasonably required by Lender, and all of these documents shall be satisfactory in form and substance to Lender.

(c)
The Substitute Collateral must comply with Lender’s then current underwriting and other requirements in all respects, including, without limitation, loan documents, title, survey, compliance with zoning, building, environmental and land use laws, construction and engineering, insurance, leases, real estate taxes, legal opinions, estoppel certificates and all other terms and conditions.

(d)
The NOI from the Substitute Collateral shall equal or exceed the NOI from the Old Security, calculated as of the date of the Substitution, and Lender shall have no reason to reasonably believe that such NOI from the Substitute Collateral will not be continued for the next succeeding twenty-four (24) months, and the fair market value of the Substitute Collateral shall equal or exceed the fair market value of the Old Security (as of the Substitution date), as determined by Lender in its sole discretion, absent manifest error.  In the event the NOI of the Substitute Collateral (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to decrease the Debt Service of the remaining Properties to meet the other conditions of this Section 6.

(e)
The location (including, without limitation, the character and demographics of the market area) of the Substitute Collateral shall be satisfactory to Lender in Lender’s sole discretion.  The consent of Lender to the Substitution of Collateral is expressly made subject to Lender’s analyses and approval of the economic trends affecting the Substitute Collateral.

(f)	The credit of the tenants shall be acceptable in Lender’s sole discretion.

(g)
Lender shall have received a report in accordance with Lender’s then-current standards from an engineer or architect chosen by Lender regarding the physical structure of the Substitute Collateral, which report shall be satisfactory in all respects to Lender in Lender’s sole discretion.  In addition, Lender shall have received an Environmental Report in accordance with Lender’s then-current environmental guidelines, which Environmental Report shall be satisfactory in all respects to Lender in Lender’s sole discretion.  The cost of preparation of all such reports and all necessary inspections shall be paid by Borrower.

(h)
At the time of the Substitution, Debt Service Coverage, calculated with respect to the Real Estate Security including the Substitute Collateral but excluding the Old Security is equal to or greater than (i) the Debt Service Coverage with respect to all of the Properties (including the substituted Property) immediately prior to such Substitution, and, in any event, (ii) 2.00 to 1.00.  In the event the Debt Service Coverage of the remaining Properties (as determined by Lender in its sole discretion) falls below the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to increase the Debt Service Coverage of the remaining Properties to the required level.

(i)
At the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the Substitute Collateral but excluding the Old Security, does not exceed the lesser of (1) forty seven percent (47%), or (2) the Loan to Value Ratio of the entire Properties (including the Old Security) immediately prior to such Release.  In the event the Loan to Value Ratio of the remaining Properties (as determined by Lender in its sole discretion) exceeds the required level, Borrower shall have the right, subject to payment of the prepayment premium calculated in accordance with the provisions set forth in the Notes, to pay Lender the amount necessary to reduce the loan to value ratio of the remaining Properties to the required level.

(j)
Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with the Substitution, including, but not limited to, all legal, accounting, title insurance and appraisal fees, recording costs, intangible taxes and documentary stamps, and a MAI appraisal (prepared by an appraiser selected by Lender) of the Substitute Property, whether or not such Substitution is actually consummated.

(k)	[Intentionally deleted]

(l)
At the time of the request and the time of the Substitution, there shall be no default under the Loan Documents, and there shall exist no condition or state of facts which with the passage of time or the giving of notice or both, would constitute a default under the Loan Documents (except for any such default relating solely to the Old Security which, by its very nature, will be cured by the requested Substitution).

(m)
Borrower shall pay Lender a $25,000.00 servicing fee (the “Substitution Servicing Fee”) for consideration by Lender of the request at the time Borrower makes such request, which shall be deemed fully earned by Lender even if such request is denied, and an additional fee (against which the Substitution Servicing Fee shall be credited) equal to one half percent (0.5%) of the allocated loan balance for the Old Security, which additional fee shall be paid at the time of closing.

(n)
The Substitute Collateral shall not consist of any partial interest in a property, including but not limited to partnership or joint venture interests.  The Old Security is not eligible for substitution  if at the time of the proposed substitution (i) any of the leases in the Old Security have any right to expand into, or rights of refusal or offer in any building  located on another Individual Property, unless such rights have been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the applicable Tenant’s recourse shall only be as a contractual right, of public record, with the owner of the Old Security to be released in such Substitution or (ii) any of the leases in any of the other Individual Properties have any right to expand into, or rights of refusal or offer in any building  located on the Old Security, unless such rights have been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the applicable Tenant’s recourse shall only be as a contractual right, of public record, with the owner of the Old Security to be released in such Substitution.

(o)
Unless otherwise agreed to by Lender in its sole discretion, the Tied Properties (Mack-Cali Centre VII, Mack-Cali Centre III and Mack-Cali Centre II) will not be eligible for Substitution (if at such time any of the leases in the Tied Properties have any right to expand into, or rights of refusal or offer in any building  located on another Tied Property, unless such rights have been amended to terminate and eliminate such rights as a portion of the contractual rights of such Lease, and to provide that the applicable Tenant’s recourse shall only be as a contractual right, of public record, with the owner of such individual Tied Property to be released in such Substitution), unless all of such Tied Properties are substituted at the same time (or substituted as to some Tied Properties and released as to all the other Tied Properties at such time), and provided that the aggregate balance of all of the Loans is not less than $85,000,000.00 following any such Release.  Under this provision Lender shall consent to the Release (in connection with a substitution) of all three Tied Properties (Mack-Cali Centre VII, Mack-Cali Centre III and Mack-Cali Centre II) if no other releases or substitutions have previously occurred, but Lender, but will not consent to any additional Releases or Substitutions during the Loan term, except in connection with the additional letter of credit which may be posted in the last 12 months of the Loan.

Cash and Letter of Credit General Options.  Subject to Borrower’s compliance with all of the above requirements, Borrower shall be permitted to substitute cash (which shall be held by Lender in an escrow account controlled by Lender) or a letter of credit for an Old Security so long as such letter of credit shall be in form and substance satisfactory to Lender, shall be issued by a bank satisfactory to Lender, and shall have an initial term of at least twelve (12) months.  The amount of the cash escrow or letter of credit will be (i) 110% of the Loan amount allocated to the Old Security, so long as the Loan to Value Ratio, calculated with respect to the Real Estate Security, excluding the cash escrow or letter of credit and excluding the Old Security, does not exceed forty-two percent (42%), or, (ii) an amount such that at the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the cash escrow or letter of credit but excluding the Old Security, does not exceed forty-seven percent (47%).  So long as such letter of credit is providing security for such Loan, it shall be regularly renewed at least forty five (45) days prior to its expiration date, with a renewal term of at least twelve (12) months; provided that in the alternative Borrower shall be permitted to substitute a cash deposit (which shall be held by Lender in an escrow account controlled by Lender) at least 45 days prior to such expiration date (and Borrower may thereafter substitute for such cash a letter of credit meeting the standards of Lender hereunder).  Failure to so renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions shall constitute an Event of Default under the Loan Documents and shall entitle Lender to (A) draw upon such letter of credit for application against the secured indebtedness (including the Prepayment Premium) and (B) exercise any and all remedies Lender may have under the Loan Documents, provided, however, that if the sole Event of Default is the failure to renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions, then Lender’s exercise of remedies under this clause (B) shall not commence until five (5) days have expired after Lender’s delivery of written notice to Borrower of such failure, and Borrower has continued to fail to renew such letter of credit, replace such letter of credit or substitute a cash deposit within such five (5) day period.  At all times during the term of the Loan, only one (1) cash escrow or letter of credit shall be permitted to be outstanding and providing security for the Loan (as replacement security for only one Individual Property being released as security pursuant to this Section 6, Substitution of Collateral); provided however, during the last twelve (12) months of the Loan term, Lender shall permit two (2) cash escrows or letters of credit to be outstanding and providing security for the Loan (as replacement security for only two Properties being released as security pursuant to this Section 6, Substitution of Collateral).  The Substitution Servicing Fee for a Substitution of a cash escrow or letter of credit for an Old Security shall be $25,000 (reduced to $15,000 if the Substitution is initiated in the last twelve (12) months of the Loan), but Borrower shall not be required to pay the 0.5% additional fee (described in (m) above) in connection with the Substitution of a cash escrow or letter of credit for an Old Security.  If Borrower ever requests that an Individual Property be substituted for an outstanding cash escrow or letter of credit, Borrower must comply with all of the requirements set forth in Section 6(a) through Section 6(o) above, but Borrower shall not be required to pay a new $25,000 Substitution Servicing Fee and the previously paid Substitution Servicing Fee shall be credited against the additional 0.5% fee;  provided, however, if such Substitution of an Individual Property for the cash escrow or letter of credit is not completed, then Borrower must pay a $25,000 Substitution Servicing Fee for each subsequent requested Substitution of an Individual Property for such outstanding cash escrow or letter of credit and such additional Substitution Servicing Fee(s) shall not be credited against the additional 0.5% fee described in (m) above.

Cash and Letter of Credit End of Term Options.  Notwithstanding anything to the contrary above, (i) even if Borrower has completed a combined cumulative total of two Releases and Substitutions (except if the Release is in accordance with the conditions set forth in subsection (i) of Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of this Section 6); and (ii) provided Borrower has no more than one (1) other cash escrow or other letter of credit outstanding, and (iii) it is  during the last twelve (12) months of the Loan, then Borrower can use a cash escrow or letter of credit to Release another Individual Property, and then, subject to Borrower’s compliance with all of the above requirements, Borrower shall be permitted to substitute a cash escrow or letter of credit for an Old Security so long as such letter of credit shall be in form and substance satisfactory to Lender, shall be issued by a bank satisfactory to Lender, and shall have an initial term of at least twelve (12) months.

The amount of the cash escrow or letter of credit will be (i) 110% of the Loan amount allocated to the Old Security, so long as the Loan to Value Ratio, calculated with respect to the Real Estate Security, excluding the cash escrow or letter of credit and excluding the Old Security, does not exceed forty-two percent (42%), or, (ii) an amount such that at the time of the Substitution, the Loan to Value Ratio, calculated with respect to the Real Estate Security including the cash escrow or letter of credit but excluding the Old Security, does not exceed forty-seven percent (47%).

Letter of Credit Renewal.  So long as such letter of credit is providing security for such Loan, it shall be regularly renewed at least 45 days prior to its expiration date, with a renewal term of at least twelve (12) months; provided that in the alternative Borrower shall be permitted to substitute a cash deposit (which shall be held by Lender in an escrow account controlled by Lender) at least 45 days prior to such expiration date (and Borrower may thereafter substitute for such cash a letter of credit meeting the standards of Lender hereunder).  Failure to so renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions shall constitute an Event of Default under the Loan Documents and shall entitle Lender to (i) draw upon such letter of credit for application against the secured indebtedness (including the Prepayment Premium) and (ii) exercise any and all remedies Lender may have under the Loan Documents; provided, however, that if the sole Event of Default is the failure to renew such letter of credit or replace such letter of credit with a cash deposit in accordance with the above provisions, then Lender’s exercise of remedies under this clause (ii) shall not commence until five (5) days have expired after Lender’s delivery of written notice to Borrower of such failure, and Borrower has continued to fail to renew such letter of credit, replace such letter of credit or substitute a cash deposit within such five (5) day period.

Substitution Processing.  Lender shall have at least sixty (60) days in which to process any request to effect a Substitution after receipt of (1) all materials and information necessary to evaluate such request and (2) the Substitution Servicing Fee.

Limits.  Except for the additional cash escrow or letter of credit that may be posted during the twelve (12) months prior to maturity, notwithstanding anything to the contrary in this Section 6 and/or Section 5 (the Release of Properties Section), Borrower shall only have the right to a combined cumulative total (during the entire term of the Loan) of two (2) Substitutions and Releases, except if the Release is in accordance with the conditions set forth in subsection (i) of Section 5 or if the Substitution is in accordance with the conditions set forth in subsection (o) of this Section 6.  Substituting a cash escrow or letter of credit for an Old Security shall count as one (1) of the two (2) permitted Substitutions and/or Releases; however, the subsequent Substitution of a Individual Property for an outstanding letter of credit shall not count as one (1) of the two (2) permitted Substitutions and/or Releases.

Section 7.                      CONVERSION OPTION.  Intentionally Omitted.  Borrower shall no longer have the “Conversion Option” set forth in the Prior Loan Agreement.

Section 8.                      LEASES.

Section 8.1.                   Leasing Standards Covenant.  Each Borrower shall comply with the leasing standards and covenants set forth in each Assignment of Rents.  Without limiting the foregoing, those tenants listed on Exhibit C-1 have noted that there is a claim of breach or default by the Borrower with respect to the obligations of the landlord under the applicable Lease, and with respect to each, Borrower shall take commercially reasonable efforts to comply with and discharge all obligations of the landlord under such Leases, and upon resolution of such claimed defaults, obtain from such parties replacement tenant estoppels setting forth no claim of default.  Borrower will promptly send Lender copies of any notices or other information sent or received with respect to the foregoing.

Section 8.2.                      Existing Leases.  Each Borrower represents and warrants that the  Rent Roll attached hereto as Exhibit C shows all Leases of the Properties as of the date hereof, and that such Rent Roll shows all information required by the Application to be shown on the Rent Roll.  All Leases (i) cover in the aggregate not less than 1,725,000 rentable square feet, with each lease having an original term of not less than thirty-six (36) months, (ii) produce annualized base rent (but excluding tenant payments for operating and fixed expenses, percentage rents, and any other non-rental items) from tenants paying full rent, and not otherwise in default, of not less than $38,300,000, and (iii) include the following tenants: Prentice Hall, New Cingular Wireless, United Retail Inc., Movado Group Inc., Morgan Stanley Smith Barney Financing LLC (formerly known as Citigroup Global Markets Inc.), Mannkind Corp. and Syncsort Inc. (the “Major Tenants”), each of which is paying full rent, and not in default.

Section 8.3.                      Rent Roll.  The form and format of Rent Roll attached hereto as Exhibit C shall be acceptable and permitted by Lender for the purposes of the requirement of delivery of Rent Rolls under the Security Documents during the term of the Loan.

Section 8.4.                      SNDA Agreements.  Lender agrees that, at the request of any Tenant under a Lease arising after the date hereof and approved by Prudential (but not a lease “deemed approved” by Prudential), Lender shall enter into subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit F.

Section 8.5.                      Lease Form.  The standard form of Lease now in use with respect to each of the Properties is attached hereto as Exhibit G.

Section 8.6                      Parking Compliance.  Borrower and Guarantors acknowledge that certain of the Properties may not be in current compliance with the parking requirements applicable under the zoning ordinances applicable to such Properties (such Properties are known as Mack-Cali Centre II and Mack-Cali Centre III).  Based on the receipt of Certificates of Occupancy and other documentation, Borrower is under the understanding that the Properties in fact comply in all material compliance with all Laws (as defined in the Mortgages) applicable to the parking requirements for such Properties;  in addition, without limiting the provisions of Section 2.04(b) of the Mortgages, Borrower has received no notice of any violation or potential violation of the Laws applicable to the parking requirements for such Properties which has not been remedied or satisfied.  Borrower and Guarantors hereby covenant and agree that, without limiting the provisions of Section 3.05(c) of the Mortgages, that if proceedings are initiated alleging, or Borrower receives notice, that it or the Individual Property is not in compliance with the Laws applicable to the parking requirements for such Properties (a “Parking Violation Notice”), Borrower will promptly send Lender notice and a copy of the proceeding or violation notice, and that if the Individual Property is not in compliance with all Laws, and, without limiting the provisions of Section 3.05(c) of the Mortgages, but subject to the Parking Contest Rights (as defined below) Borrower and Guarantor shall undertake and shall be liable for the cost (the “Additional Parking Cost”) to (i) build any additional parking spaces necessary to comply with such Laws and/or (ii) as and if necessary to secure such compliance, acquire any additional land necessary to provide such parking spaces in compliance with Laws.  Borrower and Guarantors further agree that liability of Borrower and Guarantor to pay the Additional Parking Cost shall be recourse to Borrower and the Recourse Parties (as defined in the Notes).  So long as no Event of Default is continuing, Borrower may, prior to the deadlines applicable to any Parking Violation Notice and at its sole expense, contest any Parking Violation Notice, but this shall not change or extend Borrower’s obligation to comply with the Parking Violation Notice as required above unless (A) Borrower gives Lender prior written notice of its intent to contest the Parking Violation Notice;  (B) Borrower demonstrates to Lender’s reasonable satisfaction that (1) the Individual Property will not lose any rights or permits, including, but not limited to, any existing certificates of occupancy or the right to secure building permits for tenant improvements, prior to the final determination of the legal proceedings relating to the Parking Violation Notice, (2) it has taken such actions as are required or permitted to accomplish a stay of any such action referenced in subsection (1) above, and (3) it has furnished to Lender such tenant estoppel certificates as Lender may require (satisfactory to Lender in form and amount) sufficient to assure Lender that the Major Tenants of such Individual Property have no claim against Borrower under their Lease relating to the matters addressed in the Parking Violation Notice;  (C) at Lender’s option, Borrower has deposited the full amount necessary to pay the Additional Parking Costs with Lender;  and (D) such proceeding shall be permitted under any other instrument to which Borrower or the Individual Property is subject (whether superior or inferior to this Instrument).

Section 8.7     Tuttle Fee Estate.  Borrower and Guarantors acknowledge that with respect to the Property known as Mack-Cali Centre III, the ownership of the landlord interest under the Ground Lease (as defined in the Mortgage related to such Property), and the fee simple interest of the land under the Ground Lease (the “Tuttle Fee”), is in question on account of the death of Sam Tuttle, who had owned such interests as of the original Loan to Borrower as of April 30, 1998.  Based on information available to date, Borrower is advised that Catherine Taffuri has received an assignment of rights under the Ground Lease, but that fee simple ownership of the land demised under the Ground Lease most recently was vested in Theda Carracic and Alan Tuttle, as owners of “Tract 1” (though Borrower is advised that Theda Carracic has herself died), and The Tuttle Family Limited Partnership, as owner of “Tract 2” (though Borrower is advised that this partnership has dissolved as of March, 2009).  Accordingly, while Catherine Taffuri has executed a ground landlord estoppel in connection with the Loan, and Catherine Taffuri has executed a Joinder to the first priority Mortgage with respect to the Property known as Mack-Cali Centre III (to confirm the existing Joinder from 1998), it appears that the title to the Tuttle Fee requires certain documentation to confirm that it is, in fact, vested in Catherine Taffuri as of the date hereof.  Accordingly, Borrower and Guarantors hereby covenant and agree that Borrower and Guarantors shall use commercially reasonable efforts to determine who owns the Tuttle Fee, and obtain from such parties replacement Joinders to the Mortgages with respect to the Property known as Mack-Cali Centre III and replacement ground landlord estoppels from such parties if other than Catherine Taffuri, with certification from the Title Company that such parties are the owners of the Tuttle Fee.  Borrower will promptly send Lender copies of any notices or other information sent or received with respect to the foregoing.  In the event that, upon foreclosure of the Mortgages with respect to the Property known as Mack-Cali Centre III, any claim is made against Lender that the wrong party has been paid under the Ground Lease applicable to the Tuttle Fee and, on account thereof, the owner of the lessor interest in and to such Ground Lease either makes demand for payment or exercises any remedy under such Ground Lease, and Lender suffers any loss as a result thereof, Borrower and Guarantor shall be liable for the amount of such loss (the “Tuttle Title Loss”), and shall indemnify Lender from any such Tuttle Title Loss.  Borrower and Guarantors further agree that liability of Borrower and Guarantor with respect to the Tuttle Title Loss shall be recourse to Borrower and the Recourse Parties (as defined in the Notes).

Section 9.     EVENTS OF DEFAULT; ACCELERATION; ETC.

Section 9.1.  Events of Default.  The term “Event of Default,” as used in this Agreement, shall mean the occurrence of any of the events described in Section 6.01 of the Mortgages (and the term “Default”, as used in this Agreement, shall mean the occurrence of any of such events, without regard to any requirement of notice or whether any cure period is required in order to constitute an Event of Default).  Any periods of notice and cure set forth herein and in the other Loan Documents (or set forth in more than one Loan Document) shall run concurrently, and not consecutively.

Section 9.2.  Acceleration and Remedies.  If an Event of Default shall occur, then, and in any such event, so long as the same may be continuing, Lender may declare the entire balance of the Obligations (including the entire principal balance thereof, all accrued and unpaid interest and any prepayment premium and late charges thereon and all other such sums secured hereby) to be immediately due and payable, and upon any such declaration the entire unpaid balance of the Obligations shall become and be immediately due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Borrower, anything in the Loan Documents to the contrary notwithstanding.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not Lender shall have exercised any of their rights under the Loan Documents, Lender may proceed to protect and enforce the rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including to the full extent permitted by applicable law, the obtaining of the ex parte appointment of a receiver.  No remedy herein conferred upon any Lender is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

Section 9.3.  Distribution of Collateral Proceeds.  In the event that, following the occurrence or during the continuance of any Event of Default, Lender receive any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed in accordance with the Loan Documents to such portion of the Loans as Lender may desire.

Section 10.   REPRESENTATIONS AND WARRANTIES.

(a)           Exhibit H sets forth the ownership structure of each Borrower and of Guarantor and the percentage ownership of each constituent member and partner in each Borrower.

(b)           Borrowers hereby certify to Lender that there have been none of the following matters involving any Borrower, any general partner(s) of any Borrower, the Guarantor, or any general partner(s) of the Guarantor within the period from September 1, 1994 to the date hereof:

(i)	Litigation involving any lenders or financial institutions, including foreclosure actions;

(ii)	Deeds (or conveyances) in lieu of foreclosure, or sales (pursuant to power of sale);

(iii)	Petitions in bankruptcy or insolvency, or for reorganization, liquidation, dissolution, or for the appointment of a receiver, filed by or against any of the individuals or entities set forth above; or

(iv)	workouts or modifications of any loan in which the interest rate was changed, the principal amount was reduced or the loan term was extended.

(c)           Borrowers have heretofore furnished (i) financial statements of Borrower, consisting of consolidated financial statements of MCRLP for the year ending December 31, 2008, and (ii) financial statements of the Tenants described in Section 8.2(1), (4) and (6), provided, that as to such Tenants, such financial information includes only financial information on such Tenants for the last three full fiscal years thereof to the extent Borrowers have obtained or can obtain such information, and to the extent not obtained prior to the date hereof, or, as to 2008 financial information not available as of the date hereof, Borrowers shall obtain such financial information when such financial information is available after Closing.

(d)           Borrowers hereby represent that, to its actual knowledge, all of the information submitted or to be submitted by Borrowers to Lender in connection with the Application and the Loan was, and as of the date hereof is, true, correct and complete in all material respects.

Section 11.  LOAN BROKERS AND COMMISSIONS.  Neither any Borrower nor Guarantor has engaged or used the services of any mortgage broker in connection with the Loan.  Lender represent to Borrowers that they have not engaged or used the services of any mortgage broker in connection with the Loan.  Lender, on one hand, and Guarantor and Borrowers, on the other hand, shall each indemnify and hold the other harmless against the payment of any brokerage commissions or fees of any kind with respect to the Loan, and for any legal fees or expenses incurred by the other in connection with any claims for such commissions or fees by any person engaged, or claiming to have been engaged, by the indemnifying party (and no Lender shall be liable for any such obligation hereunder with respect to any mortgage broker or other person claiming such rights or commissions on account of such person’s distribution of loan solicitations or other materials with respect to any of the Properties or such Lender’s receipt thereof).  Such indemnity shall not be subject to the limitations on personal liability set forth in Section 3 hereof.

Section 12.    EFFECT OF APPROVALS.  Any approval by Lender of documents or materials submitted by any Borrower or by Guarantor shall be for loan underwriting purposes only, and Borrowers and Guarantor acknowledge that they are not in any way relying upon such approval for any purpose other than satisfaction of the terms and conditions of the Application.  The mere fact that the description of any document, report or other item required by the Application sets forth certain information to be provided therein, does not obligate Lender to approve the content of such information when it appears in such document, report or other item.  Any such approvals are to be relied upon by Lender only, and shall not constitute an assumption of liability by Lender with respect to Guarantor, any Borrower, or any contractors, architects, or engineers, or any present or future tenant, occupant or owner of the Properties or any Individual Property.

Section 13.    NOTICES.  Any notice, request, demand, consent, approval, direction, agreement, or other communication (any “notice”) required or permitted under the Loan Documents shall be in writing and shall be validly given if sent by a nationally-recognized courier that obtains receipts, delivered personally by a courier that obtains receipts, or mailed by United States certified mail (with return receipt requested and postage prepaid) addressed to the applicable person as follows:

If to Borrower: c/o Mack-Cali Realty Corporation 343 Thornall Street Edison, New Jersey 08837 Attention: Mitchell E. Hersh, President and Chief Executive Officer
With a copy to notices sent to Borrower to:

Mack-Cali Realty, L.P.
c/o Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey  08837
Attention:  Barry Lefkowitz,
Executive Vice President and CFO

With a copy to notices sent to Borrower to: General Counsel Mack-Cali Realty Corporation 343 Thornall St. Edison, New Jersey 08837 Attention: Roger W. Thomas
If to Lender:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, and VPCM, LLC
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas   75201
Attention:  Asset Management Department
Reference Loan Nos. 706 108 235 - 706 108 241 and 706 108 265 - 706 108 271

With a copy of notices sent to Lender to:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
c/o Prudential Asset Resources, Inc.
2100 Ross Avenue, Suite 2500
Dallas, Texas   75201
Attention:  Legal Department
Reference Loan Nos. 706 108 235 - 706 108 241 and 706 108 265 - 706 108 271

Each notice shall be effective (i) upon delivery, if delivered in person, (ii) one business day after having been deposited for overnight delivery with a reputable overnight courier service, or (iii) three business days after having been sent by U.S. registered or certified mail, postage prepaid.  Refusal to accept delivery or the inability to deliver because of a changed address for which no notice was given shall be deemed receipt.  Any party may periodically change its address for notice hereunder (and such change shall be applicable to all Loan Documents) and specify up to two (2) additional addresses for copies by giving the other party at least ten (10) days’ prior notice.

Section 14.                      GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.  THIS AGREEMENT IS A CONTRACTS UNDER THE LAWS OF THE STATE OF NEW JERSEY AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SUCH STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).  BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW JERSEY OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 13.  BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

Section 15.                      HEADINGS.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 16.                      RULES OF INTERPRETATION.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification to such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)           All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in New Jersey, have the meanings assigned to them therein.

(h)           Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated.

(i)           The words “herein”, “hereof “, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j)           The covenants, warranties and agreements of Borrower herein shall be made jointly and severally.  Such joint and several liability of each Borrower shall not be affected, diminished or impaired by the dissolution, merger, consolidation, insolvency or bankruptcy of either Person or any determination by a court or tribunal of competent jurisdiction or otherwise that, as to either Person, the obligations and liabilities of such Person hereunder and under the Security Documents on the other documents and instruments executed in connection herewith and therewith.

Section 17.                      COUNTERPARTS.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

Section 18.                      CONSENTS, AMENDMENTS, WAIVERS, ETC.  Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of Lender.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.

Section 19.                      SEVERABILITY.  The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

Section 20.                      NO UNWRITTEN AGREEMENTS.  The written Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

Section 21.                      TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

Section 22.                      WAIVER OF JURY TRIAL.  EACH OF BORROWERS, GUARANTORS AND LENDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM FILED BY EITHER PARTY, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE DOCUMENTS, OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER IN CONNECTION THEREWITH.

Section 23.                      Liability.  Guarantor’s recourse liability under this Agreement shall be subject to the same limitations and other provisions as are set forth in Paragraph 8 and Paragraph 9 of each applicable Note and as set forth in each applicable Irrevocable Guaranty of Payment and Performance (Recourse Carveout Items), all of which terms and provisions are incorporated herein by this reference, and, except to the extent provided therein, Lender shall not enforce any deficiency judgment or personal money judgment against Guarantor or any of its respective constituent partners, or any of their respective officers, directors, agents, or shareholders with respect to any of the liabilities or obligations arising hereunder.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as a sealed instrument as of the date first set forth above.

GUARANTORS: MACK-CALI REALTY CORPORATION, a Maryland corporation By: /s/ Barry Lefkowitz Name: Barry Lefkowitz Title:Executive Vice President and Chief Financial Officer

MACK—CALI REALTY, L.P., a Delaware limited partnership

By:MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:Executive Vice President and Chief Financial Officer

BORROWERS:

MACK—CALI REALTY, L.P., a Delaware limited partnership

By:MACK-CALI REALTY CORPORATION, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:Executive Vice President and Chief Financial Officer

MACK-CALI F PROPERTIES, L.P., a New Jersey limited partnership

By:MACK-CALI SUB I, INC., a Delaware corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:Executive Vice President and Chief Financial Officer

MACK-CALI CHESTNUT RIDGE L.L.C., a New Jersey limited liability company

By:MACK-CALI REALTY, L.P., a Delaware limited partnership, Sole Member

By:Mack-Cali Realty Corporation, a Maryland corporation, General Partner

By: /s/ Barry Lefkowitz
Name:  Barry Lefkowitz
Title:  Executive Vice President and Chief Financial Officer

LENDER: THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation By: /s/ Melissa Farrell Name: Melissa Farrell Title: Vice President

VPCM, LLC, a Virginia limited liability company

By:PRUDENTIAL INVESTMENT MANAGEMENT, INC., a New Jersey corporation, as Investment Advisor

By: /s/ Jocelyn Friel
Name: Jocelyn Friel
Title: Vice President

EXHIBIT A

BORROWERS

The Borrowers are listed below opposite the name and location of each Individual Property:

Property	Borrower	Property Address
Mack-Cali Saddle River	Mack—Cali Realty, L.P.	One Lake Street, Upper Saddle River, Bergen County, New Jersey
Mack-Cali Centre I	Mack—Cali Realty, L.P.	365 West Passaic Street, Rochelle Park, Bergen County, New Jersey
Mack-Cali Centre II	Mack—Cali Realty, L.P.	1 Mack-Cali Centre Drive, Paramus, Bergen County, New Jersey
Mack-Cali Centre III	Mack—Cali Realty, L.P.	140 East Ridgewood Avenue, Paramus, Bergen County, New Jersey
Mack-Cali Centre IV	Mack—Cali Realty, L.P.	61 South Paramus Road, Paramus, Bergen County, New Jersey
Mack-Cali Centre VII	Mack-Cali F Properties, L.P.	15 East Midland Avenue, Paramus, Bergen County, New Jersey
Mack-Cali Corp. Center	Mack-Cali Chestnut Ridge L.L.C.	50 Tice Blvd., Woodcliff Lake, Bergen County, New Jersey

EXHIBIT B

LOAN NUMBERS AND LOAN AMOUNTS

Property	Loan Number	Existing Loan Amount	Reallocation of Loan Amounts	New Loan Amount
Mack-Cali Saddle River	706 108 235 and 706 108 265	$35,550,000.00	$6,450,000.00	$42,000,000.00
Mack-Cali Centre I	706 108 236 and 706 108 266	$12,250,000.00	$0.00	$12,250,000.00
Mack-Cali Centre II	706 108 237 and 706 108 267	$25,600,000.00	($2,100,000.00)	$23,500,000.00
Mack-Cali Centre III	706 108 238 and 706 108 268	$16,100,000.00	($3,850,000.00)	$12,250,000.00
Mack-Cali Centre IV	706 108 239 and 706 108 269	$20,800,000.00	$2,200,000.00	$23,000,000.00
Mack-Cali Centre VII	706 108 240 and 706 108 270	$20,600,000.00	($7,600,000.00)	$13,000,000.00
Mack-Cali Corp. Center	706 108 241 and 706 108 271	$19,100,000.00	$4,900,000.00	$24,000,000.00

Property	Pru Loan No.	VPCM Loan No.	Pru Loan Amount	VPCM Loan Amount
Mack-Cali Saddle River	706 108 235	706 108 265	$22,400,000.00	$19,600,000.00
Mack-Cali Centre I	706 108 236	706 108 266	$6,533,333.34	$5,716,666.66
Mack-Cali Centre II	706 108 237	706 108 267	$12,533,333.34	$10,966,666.66
Mack-Cali Centre III	706 108 238	706 108 268	$6,533,333.34	$5,716,666.66
Mack-Cali Centre IV	706 108 239	706 108 269	$12,266,666.64	$10,733,333.36
Mack-Cali Centre VII	706 108 240	706 108 270	$6,933,333.34	$6,066,666.66
Mack-Cali Corp. Center	706 108 241	706 108 271	$12,800,000.00	$11,200,000.00